United States of America
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: March 14, 2012
Commission File Number 1-7107
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LOUISIANA-PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)
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DELAWARE	1-7107	93-0609074
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)
414 Union Street, Suite 2000, Nashville, TN 37219
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (615) 986-5600
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

å	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

å	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

å	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

å	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 12, 2012, Richard W. Frost informed the Board of Directors of Louisiana-Pacific Corporation (the “Company”) that he will retire from the Company effective May 31, 2012, and that he will not stand for re-election to the Company's Board of Directors at the Company's annual meeting of stockholders to be held on May 4, 2012. In connection with Mr. Frost's retirement, the Compensation Committee of the Company's Board of Directors (the “Compensation Committee”) approved the continued participation by Mr. Frost in the Company's Annual Cash Incentive Award Plan on a prorated basis for his service through May 31, 2012. Additionally, in connection with Mr. Frost's retirement, the Company anticipates recording a non-cash charge of $2 to $3 million in the second quarter of 2012 associated with benefits to which Mr. Frost will be entitled under certain executive retirement plans.
Also on March 13, 2012, the Company's Board of Directors appointed Curtis M. Stevens as Chief Executive Officer of the Company, effective May 4, 2012, and approved his nomination for election to the Company's Board of Directors at the upcoming annual meeting of stockholders. Mr. Stevens, age 59, is currently the Company's Executive Vice President and Chief Operating Officer, a position that he has held since December 5, 2011. Mr. Stevens previously served as the Company's Executive Vice President of Administration and Chief Financial Officer since May 2002.
In connection with his appointment, the Compensation Committee approved Mr. Stevens' compensation package, which includes an annual salary of $650,000 and continued participation, on a prorated basis for 2012, in the Company's Management Incentive Plan with an increased target opportunity level of 100 percent of his annual salary and with the actual payout ranging from 0 to 100 percent of target based on corporate performance and 0 to 120 percent of target based upon individual performance. The Compensation Committee also awarded to Mr. Stevens, upon the effective date of his appointment as Chief Executive Officer, (the “Award Date”), a time-based restricted stock award with a grant date fair value of $222,000 and a stock settled stock appreciation award with a grant date fair value of $445,000 with an exercise price per share equal to the fair market value per share of the Company's common stock on the Award Date. Additionally, the Committee approved an award of performance shares award covering 300,000 shares of the Company's common stock of which the form of award is attached as Exhibit 10.9 (g).
A copy of the Company's press release relating to these personnel changes is furnished as Exhibit 99.1.

Item 5.07 Submission of Matters to a Vote of Security Holders
As previously disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, at the Company's Annual Meeting of Stockholders held on May 5, 2011, the Company's stockholders indicated, by approximately 91.5% of the votes cast on the matter, their preference that the Company conduct an advisory vote on executive officer compensation every year. Subsequently, in light of such vote, the Company decided that it, until the next required vote on the frequency of such stockholder votes on executive compensation, the Company will include in its proxy materials an advisory vote on executive compensation every year.

Exhibit Number	Description

10.9 (g)	Form of Award Agreement for Curtis M. Stevens under the 1997 Incentive Stock Award Plan for Performance Shares.
99.1	Press release issued by Louisiana-Pacific Corporation on March 14, 2012 regarding the retirement of Richard W. Frost and the appointment of Curtis M. Stevens as the Chief Executive Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ REBECCA A. BARCKLEY
Rebecca A. Barckley
Controller, Financial Reporting
(Principal Accounting Officer)
Date: March 14, 2012